EXHIBIT 23.4


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Hearst-Argyle Television, Inc. on Form S-8 of our report dated February 19, 1999 (March 18, 1999 as to Note 18), appearing in the Annual Report on Form 10-K, of Hearst-Argyle Television, Inc. for the year ended December 31, 1998.


/s/ DELOITTE & TOUCHE LLP

New York, New York
April 5, 1999